EXHIBIT 99

NEWS RELEASE
For Immediate Release
ATC Technology Corporation Enters into Definitive Agreement	For more information:
to be Acquired by GENCO Distribution System, Inc. for	Mary Ryan
$25.00 per share in Cash	630.663.8283
maryan@corpatc.com

Downers Grove, Illinois, Monday, July 19, 2010 – ATC Technology Corporation (ATC)
(NASDAQ-GS: ATAC), today announced that it has entered into a definitive agreement and plan of merger pursuant to which it will be acquired by GENCO Distribution System, Inc., (GENCO) a privately held third-party provider of logistics services for retailers, manufacturers,  and U.S. government agencies, in an all-cash merger valued at $512.6 million.

The Board of Directors of ATC and GENCO unanimously approved the agreement, which provides that in the merger each then outstanding share of ATC will be converted into the right to receive $25.00 per share in cash.  The merger consideration represents a 43.4% premium over ATC’s July 16, 2010 closing price and a 46.5% premium over the average closing price of ATC common stock over the 30 trading days prior to July 19, 2010.  Following the completion of the proposed transaction, ATC will become a wholly owned subsidiary of GENCO, will be fully integrated into GENCO and will no longer trade publicly.

Todd R. Peters, President and CEO said, “After a thorough and extensive analysis, our Board of Directors unanimously concluded that this transaction provides outstanding cash value to our stockholders and is in the best interest of our stockholders, customers and employees.  GENCO is a leading logistics provider in North America.  ATC’s customers, shareholders and employees will be well served through this transformational merger.  GENCO’s broad geographic footprint and service offerings will enhance ATC’s current offerings to both current and potential customers, and create the potential for faster growth and greater customer diversification than exists today as a standalone business.  ATC’s logistics capabilities will become a centerpiece of the combined business for servicing the consumer electronics marketplace, and GENCO will continue to build the Drivetrain business.  I am confident that GENCO will provide the highest level of service to our customers, and expand the range of our offerings.”

Transaction Details
Completion of the merger is subject to approval by holders of a majority of ATC’s outstanding common stock, receipt by GENCO of the proceeds of the debt and equity financings described below, expiration of the Hart-Scott-Rodino regulatory waiting period,  and the satisfaction of other customary closing conditions.  The transaction is expected to close during the fourth quarter of 2010.

GENCO has advised ATC that it intends to finance the acquisition through the application of proceeds of approximately $125 million from the sale of GENCO shares to affiliates of Greenbriar Equity Group LLC (Greenbriar) and from borrowings under a $450 million new line of credit to be extended to GENCO by PNC Bank, National Association (PNC), and Wells Fargo Bank, N.A. (Wells Fargo) and through the application of cash on hand.  GENCO has entered into a definitive stock purchase agreement with affiliates of Greenbriar providing for the equity financing with Greenbriar.

GENCO has also entered into a commitment letter with PNC and Wells Fargo providing for the debt financing.  The commitment of PNC and Wells Fargo is not conditioned upon syndication of the line of credit facility with other financial institutions.

Under the merger agreement, ATC and its advisors are permitted and intend to actively solicit alternative acquisition proposals from third parties until August 17, 2010.  There can be no assurance of any alternative proposal.

Robert W. Baird & Co. Incorporated served as financial advisor to ATC and Gibson, Dunn & Crutcher LLP served as legal advisor.  Macquarie Capital (USA) Inc. and Republic Partners, Inc. served as financial advisors to GENCO and Paul, Weiss, Rifkind, Wharton & Garrison LLP and Thorp, Reed & Armstrong LLP served as legal counsel to GENCO.  Hughes Hubbard & Reed LLP served as legal counsel to Greenbriar.

Conference Call Scheduled
ATC will host a conference call to discuss the transaction on Monday, July 19, 2010 at 8:00 AM Central time.  Listeners may access the conference call live through the following dial-in number: (877)-879-6201.  A dial-in replay of the conference call will be available at 11 A.M. Central time on July 19, 2010 through 11 P.M. Central time on July 26, 2010 at  888-203-1112 using the pass code 4344620.

About ATC
ATC is headquartered in Downers Grove, Illinois.  The Company provides comprehensive engineered solutions for logistics and refurbishment services to the consumer electronics industries and the light-, medium- and heavy-duty vehicle service parts markets.

About GENCO
GENCO Distribution System, Inc. is headquartered in Pittsburgh, Pennsylvania.  The privately held company provides contract logistics, reverse logistics, product liquidation, pharmaceutical logistics, and government solutions for manufacturers, retailers, and U.S. government agencies.  For more information visit www.genco.com.

About Greenbriar
Greenbriar Equity Group LLC is a private equity firm with $1.5 billion of committed capital focusing exclusively on investments in the global transportation industry.

Additional Information
The proxy statement that ATC plans to file with the SEC and mail to its stockholders will contain information about ATC, GENCO, the proposed merger, and related matters.  Stockholders are urged to read the proxy statement carefully when it is available, as it will contain important information that stockholders should consider before making a decision about the merger.  In addition to receiving the proxy statement or a notice of internet availability of the proxy statement from ATC by mail, stockholders will also be able to obtain the proxy statement, as well as other filings containing information about ATC, without charge, from the SEC’s website (www.sec.gov) or, without charge, from ATC by mail or from ATC’s website (www.goATC.com).  This announcement is neither a solicitation of proxy, an offer to purchase nor a solicitation of an offer to sell shares of ATC.  ATC and its executive officers and directors may be deemed to be participants in the solicitation of proxies from ATC’s stockholders with respect to the proposed merger.  Information regarding any interests that ATC’s executive officers and directors may have in the transaction will be set forth in the proxy statement.

###

Forward-Looking Statements
This publication contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed acquisition of ATC by GENCO and the risks and uncertainties related to the occurrence of future events.  Certain factors that could cause actual events not to occur as expressed in the forward-looking statement include, but are not limited to, (i) the failure to obtain the necessary approval by ATC’s stockholders, antitrust clearance in a timely manner or at all, (ii) the failure, under certain circumstances, of GENCO to meet the conditions set forth in its equity and debt financing documents, and (iii) the satisfaction of various other closing conditions contained in the definitive merger agreement.  Other potential risks and uncertainties are discussed in ATC’s reports and other documents filed with the SEC from time to time.  ATC assumes no obligation to update the forward-looking information.  Such forward-looking statements are based upon many estimates and assumptions and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of ATC’s management.  Inclusion of such forward-looking statements herein should not be regarded as a representation by ATC that the statements will prove to be correct.

goATC.com